Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reaches Agreement to Sell Korean Subsidiary to KB Synthetics

RACINE, WI, December 6, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that it has entered into an agreement to sell 100% of the shares of Modine Korea LLC, its Korean-based vehicular HVAC business, to KB Synthetics for approximately $14 million. The sale is expected to close by the end of December 2009.

This move allows the Korean-based KB Synthetics and its affiliates to expand their product offering of quality parts to the Korean automotive, commercial vehicle and off-highway markets.  Commenting on the transaction, Thomas F. Marry, Modine Regional Vice President – Asia and Commercial Products, said, “KB Synthetics is focused on growing their presence in the Korean market with the acquisition of Modine Korea.  Modine Korea provides them with a standalone vehicular HVAC research and development, testing, application engineering and manufacturing business.  We are committed to the successful completion of the sale process and to a smooth transition of the business thereafter.”

About Modine
Modine, with fiscal 2009 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,000 people at 32 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. There is a risk that the above-described transaction may not close or may not close in the anticipated timeframe or may close on substantially different terms than those described above.  The company does not assume any obligation to update any forward-looking statements.

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